INDEPENDENT CONTRACTOR AGREEMENT

This Agreement is dated effective the 1st day of August, 2009.

BETWEEN:

ARGENTEX MINING CORPORATION, a corporation formed pursuant to the laws of the State of Nevada and having an office for business located at Suite 602, 1112 West Pender Street, Vancouver, British Columbia V6E 2S1

(the “Company”)

AND:

FRONTERA GEOLOGICAL SERVICES LTD., a corporation formed pursuant to the laws of the Province of British Columbia and having an office for business located at 1234 Doran Road, North Vancouver British Columbia Canada V7K 1M7

(the “Contractor”)

AND JOINED BY:

KEN HICKS, an individual resident of the Province of British Columbia with an address of 1234 Doran Road, North Vancouver British Columbia Canada V7K 1M7

(“Hicks”)

WHEREAS:

A.

The Company is engaged in the business of locating, acquiring and exploring natural resource mineral properties and has acquired interests in several mineral properties located in Argentina and in Canada.

B.	The Company wishes to obtain and the Contractor wishes to provide certain services to the Company on the terms and conditions contained in this Agreement.

C.	Hicks desires to join in this Agreement for the purposes expressed.

NOW THEREFORE in consideration of the premises, the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the parties hereby covenant and agree as follows:

1.	DEFINITIONS. For the purposes of this Agreement (including the Schedules hereto), the following terms will have the following meanings:

1.1.	“Board” means the Board of Directors of the Company;

1.2.	“Bonus Price” means, for purposes of calculating any Incentive Remuneration referred to in any subsection of Section 3.3, below, the closing price for one Common

Share, last sale of the day on the Event Date, on either the OTC-Bulletin Board or the TSX Venture Exchange, whichever is, on the Event Date the Company’s primary trading market;

1.3.	“Cause” means:

	(a)	failure of the Contractor and/or Hicks to observe or perform any of the material covenants and obligations imposed by this Agreement;

(b)

failure of the Contractor and/or Hicks to observe any of the covenants and obligations hereunder that are not material, if the Contractor and/or Hicks does not remedy such failure within a reasonable time after receiving written notice thereof;

	(c)	fraud, dishonesty, gross negligence or willful malfeasance in connection with the Contractor and/or Hicks performance of the Consulting Services; or

	(d)	the conviction of the Contractor and/or Hicks with respect to the commission of a crime involving moral turpitude;

1.4.	“Change of Control” means:

1.4.1.

the acquisition, after the date of this Agreement and excluding any acquisitions from the Company, by any one individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934), of beneficial ownership of 40% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, which causes a change in the control of the board of directors of the Company resulting from the election by the shareholders of the Company of less than a majority of the persons nominated for election by management of the Company;

1.4.2.

the approval by the stockholders of the Company of a reorganization, merger or consolidation of the Company in which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation; or

1.4.3.	a liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company;

1.5.	“Common Shares” means shares of common stock, par value $0.001, of the Company;

1.6.

“Confidential Information” means information, whether or not originated by the Contractor or Hicks, that relates to the business or affairs of the Company, its affiliates, clients or suppliers and is confidential or proprietary to, about or created by the Company, its affiliates, clients, or suppliers. Confidential Information includes, but is not limited to, the following types of confidential information and other proprietary information of a similar nature (whether or not reduced to writing or designated or marked as confidential):

1.6.1.

the Company’s mineral properties, exploration results, estimated economic reserves, feasibility of mining the properties, as well as information relating to strategies, research, communications, business plans, and financial data of the Company and any information of the Company which is not readily publicly available;

1.6.2.

work product resulting from or related to work or projects performed for or to be performed for the Company or its affiliates, including but not limited to, the methods, processes, procedures, analysis, techniques and audits used in connection therewith;

1.6.3.

any intellectual property contributed to the Company, and any other technical and business information of the Company, its subsidiaries and affiliates which is of a confidential, trade secret and/or proprietary character;

1.6.4.

internal Company personnel and financial information, supplier names and other supplier information, purchasing and internal cost information, internal services and operational manuals, and the manner and method of conducting the Company’s business;

1.6.5.

marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, current and prospective client lists, and future plans and potential strategies of the Company that have been or are being discussed; and

1.6.6.

all information that becomes known to the Contractor and/or Hicks as a result of this Agreement or the services performed hereunder that the Contractor and/or Hicks, acting reasonably, believes is confidential information or that the Company takes measures to protect.

Confidential Information does not include:

1.6.7.

the general skills and experience gained by Hicks during the Contractor’s provision of the Consulting Services to the Company that the Contractor could reasonably have been expected to acquire in similar retainers or engagements with other companies;

1.6.8.	information publicly known without breach of this Agreement or similar agreements;

1.6.9.

information, the disclosure of which by the Contractor is required to be made by any law, regulation or governmental authority or legal process of discovery (to the extent of the requirement), provided that before disclosure is made, notice of the requirement is provided to the Company, and to the extent reasonably possible in the circumstances, the Company is afforded an opportunity to dispute the requirement; or

1.6.10.	information known to the Contractor at the date of this Agreement.

1.7.	“Consulting Effective Date” means the date of this Agreement as shown on the first page hereof;

1.8.	“Consulting Effective Date” means date of this Agreement as shown on the first page;

1.9.	“Consulting Fee” means the sum of CDN $12,500 per month.

1.10.

“Consulting Services” means such services as are consistent with those ordinarily provided by a Chief Executive Officer, including the duties and responsibilities set out at Schedule “A” hereto as well as such other duties and responsibilities as may be reasonably required of Hicks from time-to-time either in respect of the foregoing or otherwise by the Board with respect to the Company and, if requested by the Company, to any and all of its subsidiaries from time to time.

1.11.	“Consulting Anniversary Date” means the first anniversary of the date of this Agreement as shown on the first page;

1.12.	“Consulting Termination Date” means the second anniversary of the date of this Agreement as shown on the first page;

1.13.	“Directors” means the Directors of the Company, and “Director” means any one of them;

1.14.	“Event Date” means the last day of the period during which a Technical Event, Trading Event or a Financing Event, including, if applicable, a Superior Financing Event, occurs;

1.15.	“Financing Event” means:

1.15.1.

During the period beginning on the Consulting Effective Date and expiring on the Consulting Anniversary Date, the Company receives gross proceeds from the Sale of Equity in an aggregate amount that is equal to or greater than $6,000,000 (U.S.), or

1.15.2.

During the period beginning on the Consulting Effective Date and expiring on the Consulting Anniversary Date, the Company receives gross proceeds from the Sale of Equity in an aggregate amount that is equal to or greater than $4,500,000 (U.S.).

To qualify as a “Financing Event”, the Sale of Equity under Paragraph 1.15.2 must occur at an average price equal or greater to $1.00 (U.S.) per share;

1.16.	“GST” means Goods and Services Tax;

1.17.	“Incentive Bonus” shall have the meaning attributed in Section 3.3, below;

1.18.

“Multiplier” means the number 250,000 used in Subsection 3.3.1, below, the number 150,000 used in Subsection 3.3.2, below, and the number 250,000 used in Subsection 3.3.3, below, but only prior to the date that the Incentive Bonus to which that Multiplier relates has been earned, if at all;

1.19.	“OTC-BB” means the over-the-counter bulletin board operated by the Financial Industry Regulatory Authority (FINRA);

1.20.

“Sale of Equity” means the sale, by the Company to investors for cash, of Common Shares, including those that are part of a “unit” comprised of a Common Share and a share purchase warrant but excluding the sale of any Common Shares pursuant to the exercise of warrants or stock options or the conversion of any other convertible securities;

1.21.	“Stock Option Agreement” means an agreement on the Company’s standard form of stock option agreement;

1.22.	“Stock Option Plan” means the Argentex Mining Corporation Stock Option Plan adopted by the Company on November 10, 2007;

1.23.	“Stock Options” means those options to purchase one hundred thousand (100,000) Common Shares to be granted under the Stock Option Plan as described at Paragraph 3.2 herein;

1.24.

“Superior Financing Event” means the Company is able to raise the amount identified in paragraph 1.15.2 from the sale of Common Shares or warrants at an average price of at least $1.50 (U.S.) per share;

1.25.	“TSX-V” means the TSX Venture Exchange.

1.26.	“Technical Event” means the completion of both a Resource Estimate and a complete and positive Scoping Study on the Company’s Pinquino Property, which must:

	1.26.1.	include recommendations of how to proceed forward on the technical side of the development for mining purposes of the Pinguino property; and

1.26.2.	occur during the period beginning on the Consulting Effective Date and expiring on the Consulting Anniversary Date.

1.27.	“Termination Fee” means a lump sum equal to the Fee (plus value added taxes) for any of

(i) six months;

(ii) the remainder of the Term; or

(iii) two months for each year that Hicks has provided service to the Company since February, 2004,

whichever is greater.

1.28.

“Trading Event” means the average price of Common Shares equals or exceeds U.S. $3.00 on either the OTC-BB or the TSX-V for 20 consecutive trading days during the period beginning on the Consulting Effective Date and expiring on the Consulting Anniversary Date;

1.29.

“Vacation Time” means Hicks’ entitlement not to provide the Consulting Services for up to 20 business days in each calendar year and does not include weekends or statutory holidays. The Contractor will notify the Company at the beginning of each calendar of this Agreement with respect to the scheduled Vacation Time for the year.

2.	SERVICES TO BE PROVIDED

2.1.	This Agreement and each of its terms are subject to:

2.1.1.	approval by the shareholders of the Company; and

2.1.2.	the approval of or acceptance by the TSX-V if such approval or acceptance is required; or

2.1.3.	the absence of any objections by the TSX-V if approval of or acceptance by the TSX-V is not required.

If the TSX-V objects to any clause or term of this Agreement, such clause or term will be curtailed and limited only to the extent necessary to bring it within the requirements of the TSX-V and the remainder of this Agreement will not be affected thereby, and each term, provision, covenant, and condition of this Agreement will be and remain valid and enforceable to the fullest extent permitted by law.

2.2.	Effective on the Consulting Effective Date, the Contractor will cause Hicks to provide the Consulting Services to the Company and will ensure that Hicks:

	2.2.1.	devotes sufficient working time, attention, ability and expertise to successfully provide the Consulting Services to the Company in a timely manner; and

2.2.2.	well and faithfully serves the Company and uses his best efforts to promote the best interests of the Company

2.3.	Each of Hicks and the Contractor will report directly to the Board and will keep the Board informed of all matters concerning the Consulting Services as requested by the Board from time to time.

2.4.

During the term of this Agreement, the Company will nominate Hicks for election as a Director at all meetings of stockholders held for the purpose of electing directors. Any compensation to be paid to either of Hicks or the Contractor for service by Hicks on the Board will be negotiated separately from, and will be in addition to, the compensation to be paid to the Contractor pursuant to this Agreement.

3.	REMUNERATION, EXPENSES AND INDEMNITY

3.1.	Remuneration – Consulting Fees

3.1.1.

Subject to Paragraphs 3.1.2 and Section 4, below, from the Consulting Effective Date to the Consulting Termination Date, the Company will pay the Contractor the Consulting Fee. The Board, as it may determine from time to time in its sole discretion, may grant the Contractor an increase in the Contractor Fee.

3.1.2.

The remuneration referred to in Paragraph 3.1.1 will be payable at the end of each month upon receipt of an invoice, and does not include GST or HST. To the extent that the Contractor is required to remit GST or HST, the Contractor will show the applicable GST or HST amount as a separate line item on the Contractor’s invoice for services and provide the Company with the Contractor’s GST or HST registrant number.

3.2.	Remuneration – Stock Options

3.2.1.

Subject to compliance with all applicable laws, regulations and rules of any governmental authority, quotation system or stock exchange, and subject further to approval by the TSX-V if required, on or within two few business days following the Consulting Effective Date, the Company will grant the Stock Options to Hicks. The Stock Options shall have an exercise price equal to the closing price, last sale of the day, on the OTC-BB on the date the Stock Options are granted and a term of three years from the date of grant.

	3.2.2.	The Stock Options will vest in accordance with the Stock Option Plan.

3.2.3.

The Stock Options will be granted subject to the terms of the Stock Option Plan, as the same may be amended from time to time, and the Stock Option Agreement. In the event of any inconsistency among this Agreement, the Stock Option Agreement and the Stock Option Plan, the terms of the Stock Option Plan will control.

3.3.	Incentive Bonus

Upon the occurrence of:

	3.3.1.	the Financing Event, Hicks will earn a cash Incentive Bonus equal to the Bonus Price multiplied by 250,000;

3.3.2.

the Superior Financing Event, Hicks will earn, in addition to the cash Incentive Bonus paid under Paragraph 3.3.1 above, an additional cash Incentive Bonus equal to the Bonus Price multiplied by 150,000; and;

	3.3.3.	the Technical Event, Hicks will earn a cash Incentive Bonus equal to the Bonus Price multiplied by 150,000;

	3.3.4.	the Trading Event, Hicks will earn a cash Incentive Bonus equal to the Bonus Price multiplied by 250,000.

3.4.	Application and Payment of Incentive Bonus Proceeds

	3.4.1.	Within 48 hours of any Event Date, the Company shall take reasonable steps to reserve the applicable Bonus Price with the TSX V as the price for a private placement offering of Common Shares to Hicks.

3.4.2.

Within ten days after the applicable Event Date, Hicks shall provide to the Company a good faith estimate of his anticipated income tax liability for the amount of the Incentive Bonus and the Company shall remit that amount to Hicks in cash within a reasonable period of time.

3.4.3.

On or about the date that the Company pays to Hicks the estimated tax liability referred to in Section 3.4.2, above, and subject to approval of the private placement by TSX V, the Company shall apply the balance of the proceeds from the Incentive Bonus to the private placement referred to in Section 3.4.1, above. If TSX V does not conditionally approve such private placement within a reasonable period of time, the Company shall remit the balance of the Incentive Bonus in cash to Hicks.

3.5.	Adjustments of and Restrictions on Securities

3.5.1.

If and whenever the Common Shares at any time outstanding are subdivided into a greater or consolidated into a lesser number of common shares, the exercise price of the Options and the amount of any Multiplier for any Incentive Bonus that has not yet been earned must be decreased or increased proportionately, as the case may be, and upon any such subdivision or consolidation, the number of Common Shares deliverable upon the exercise of the Options, and the amount of any Multiplier for any Incentive Bonus that has not yet been earned, must be increased or decreased proportionately, as the case may be.

3.5.2.

Any Common Shares issued pursuant to this Agreement will be “restricted securities”, as that term is defined in Rule 144(a)(3), promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, and will bear such restrictive legends as may be required by the applicable securities laws, rules and regulations.

3.6.	Expenses

	3.6.1.	The Contractor will be responsible for all costs associated with the performance of the Consulting Services, except as noted in Paragraphs 3.6.2 through 3.6.4 below.

3.6.2.

Unless otherwise agreed by the parties, the Consulting Services will be provided at the Company’s office located in Vancouver, British Columbia. The Company must provide office space, equipment (including necessary computing equipment and software), furniture and supporting personnel at the Company’s premises to Hicks at no cost to the Contractor.

3.6.3.

In the event that the parties agree that the Consulting Services will be provided at a location other than Vancouver, British Columbia, the Company will pay to the Contractor all reasonable moving expenses incurred by Hicks and reimbursed to Hicks by the Contractor.

3.6.4.

The Contractor will be reimbursed by the Company for out of pocket expenses incurred by Hicks on behalf of the Company in the course of providing the Services, as supported by copies of receipts and other documentation.

3.7.	Indemnity by Company

The Company agrees to indemnify each of the Contractor and Hicks from and against any and all actions, causes of action, claims, demands or other proceedings made against either or both of the Contractor or Hicks in the course of or as a result of this Agreement or because of Hicks’ position as a director and officer of the Company on and subject to the terms of the Indemnification Agreement attached to this Agreement as Schedule “B” .

4.	TERM, RENEWAL AND TERMINATION

4.1.	Term

This Agreement will commence on the Consulting Effective Date, and, unless otherwise terminated under this Section 4, will terminate on the Consulting Termination Date.

4.2.	Renewal

The initial term will automatically renew for an additional twelve (12) month term unless either party gives ninety (90) days’ written notice to the other of its intention not to renew this Agreement

4.3.	Termination

	4.3.1.	Notwithstanding Paragraph 4.1, this Agreement will be terminated:

(a)

without Cause by the Company, upon payment by the Company to the Contractor of the Termination Fee and, if they have been earned under the terms of Section 3.3, above, prior to the date of termination, issuance of the Incentive Shares;

		(b)	without Cause by the Contractor, upon thirty (30) days’ written notice from the Contractor to the Company; or

		(c)	with Cause by the Company, immediately upon the Company giving notice in writing to the Contractor, which notice must state the nature and substance of the Cause.

	4.3.2.	Upon termination of this Agreement for any reason:

(a)

the Company must immediately pay to the Contractor all accrued and unpaid portions of the Consulting Fees due up to the date of termination as well as any Expenses properly incurred prior to the date of termination;

		(b)	the Contractor must, upon receipt of all sums due and owing, promptly deliver the following in accordance with the directions of the Company:

(i) a final accounting, reflecting the balance of expenses incurred on behalf of the Company as of the date of termination;

(ii) all documents pertaining to the Company or this Agreement, including but not limited to all books of account, correspondence and contracts; and

(iii) all equipment and any other property belonging to the Company; and

		(c)	the Contractor will cause Hicks to resign as a Director.

4.4.	Termination – Change of Control

If, within 60 days of the occurrence of a Change of Control, the Contractor resigns from the Company or the Company terminates this Agreement for any reason other than for Cause, the Company must pay the Termination Fee to the Contractor.

5.	INDEPENDENT CONTRACTOR RELATIONSHIP

5.1.	It is expressly agreed that the Contractor is acting as an independent contractor in performing the Consulting Services under this Agreement.

5.2.

Although Hicks will, subject to Vacation Time, be available to the Company 80% of his working hours to the Company, Hicks need only devote such portion of his time to the provision of the Consulting Services as is necessary to complete the Consulting Services.

5.3.

The Contractor is not precluded from acting in any other capacity for any other person, firm or company provided that it does not, in the reasonable opinion of the Board, conflict with the Contractor’s duties to the Company while providing the Consulting Services.

5.4.	The Contractor and Hicks, jointly and severally, represent and warrant to the Company that:

	5.4.1.	each of the Contractor and Hicks have the right to perform the Consulting Services without violation of their respective obligations to others;

	5.4.2.	each of the Contractor and Hicks are not bound by any agreement or obligation to any other party that will conflict with their respective obligations as a Contractor of the Company; and

5.4.3.

all advice, information, and documents provided by each of the Contractor and Hicks to the Company in the course of providing the Consulting Services may be used fully and freely by the Company, unless the Contractor or Hicks otherwise advises the Company orally or in writing at the time of communication of such information (e.g. information provided by the Contractor on a confidential or non-attribution basis).

5.5.

The remuneration set out at Section 3 herein will be the whole of the compensation to the Contractor and Hicks collectively for providing the Consulting Services. For avoidance of doubt, the Company will not pay any contribution to Canada Pension Plan, employment insurance, or federal and provincial withholding taxes, or provide any other contributions or benefits, or similar amounts under any federal, provincial or state laws, which might be expected in an employer-employee relationship, as compensation for the Consulting Services.

5.6.

The Contractor is solely responsible for the Contractor’s registration and payment of assessments for coverage for Hicks with WorkSafeBC or similar requirements under federal, provincial or state laws of other jurisdictions, while Hicks is providing the Consulting Services. If requested by the Company, the Contractor will provide proof of coverage.

5.7.

The Contractor and Hicks hereby, jointly and severally, indemnify the Company against, and agree to hold it harmless from all losses, claims, actions, damages, charges, taxes, penalties, assessments or demands (including reasonable legal fees and expenses) which may be made by the Canada Revenue Agency, Employment Insurance Plan, the Canada Pension Plan, the Workers Compensation Plan, or related plans or organizations, or similar bodies or plans under federal, provincial or state laws in other jurisdictions, requiring the Company or Hicks to pay an amount under the applicable statutes and regulations in relation to any Consulting Services provided to the Company pursuant to this Agreement. This paragraph will survive termination of this Agreement.

6.	CONFIDENTIAL INFORMATION

6.1.

All Confidential Information, whether it is developed by Hicks and/or the Contractor during its consulting retainer or by others employed or engaged by or associated with the Company or its affiliates or clients, is the exclusive and confidential property of the Company or its affiliates or clients, as the case may be, and will at all times be regarded, treated and protected as such, as provided in this Agreement.

6.2.

As a consequence of the acquisition of Confidential Information, the Contractor and Hicks will occupy a position of trust and confidence with respect to the affairs and business of the Company. In view of the foregoing, it is reasonable and necessary for the Contractor, joined by Hicks, to make the following covenants regarding the conduct of each of the Contractor and Hicks during and subsequent to the Contractor’s retainer by the Company:

6.2.1.

At all times during and subsequent to the Contractor’s retainer with the Company, neither the Contractor nor Hicks will disclose Confidential Information to any person other than as necessary in carrying out the Consulting Services, or as may be required by applicable law or legal process of discovery, without first obtaining the Company’s consent, and the Contractor and Hicks will each take all reasonable precautions to prevent inadvertent disclosure of any Confidential Information disclosed by the Company to him. This prohibition includes, but is not limited to, disclosing or confirming the fact that any similarity exists between the Confidential Information and any other information.

6.2.2.

At all times during and subsequent to the Contractor’s retainer with the Company, neither the Contractor nor Hicks will use, copy, transfer or destroy and Confidential Information other than as necessary in carrying out the Consulting Services, or as may be required by applicable law or process of discovery, without first obtaining the Company’s consent and the Contractor and Hicks will each take all reasonable precautions to prevent inadvertent use, copying, transfer or destruction of any Confidential Information disclosed by the Company to either or both of them.

6.2.3.

Within ten (10) business days after the termination of the Contractor’s retainer for any reason, the Contractor will promptly deliver to the Company all property of or belonging to or administered by the Company in its custody or Hicks’ custody, including without limitation all Confidential Information that is embodied in any form, whether in hard copy or on electronic media.

6.2.4.	The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement.

6.3.

Consent to Enforcement. The Contractor and Hicks each confirm that all restrictions in this Section 6 are reasonable and valid, and any defences to the strict enforcement thereof by the Company are waived by the Contractor. Without limiting the generality of the foregoing, the Contractor hereby consents to an injunction being granted by a court of competent jurisdiction in the event that the Contractor is in breach of any of the provisions stipulated in this Section 6. The Contractor hereby expressly acknowledges and agrees that injunctive relief is an appropriate and fair remedy in the event of a breach of any of the said provisions.

6.4.

The Contractor’s obligations under this Section 6 will remain in effect in accordance with their terms and continue in full force and effect despite any breach, repudiation, alleged breach or repudiation, or termination of this Agreement. Without limiting the foregoing, the Contractor and Hicks each agree that at all times during and subsequent to the provision of services to the Company, neither the Contractor nor Hicks will use or take advantage of the Confidential Information for the purpose of

	6.4.1.	providing similar management and technical services for any other company, or

6.4.2.

for a period of one year after the date of expiration or any earlier termination of this Agreement, for staking, or otherwise acquiring an interest in mineral properties adjacent to the mineral properties that the Company has an actual legal or beneficial interest in, or that the Company is considering acquiring a legal or beneficial interest in at the time the Consulting Services were performed or this Agreement expires or is terminated.

7.	GENERAL PROVISIONS

7.1.	Assignability. This Agreement is not assignable by either party and the Consulting Services must not be provided by any person other than Hicks.

7.2.

Authorization. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and perform its obligations hereunder, and that performance of this Agreement will not violate any agreement between the Company and any other person, firm or organization nor breach any provisions of its constating documents or governing legislation.

7.3

No Other Agreement. This Agreement and the Schedules hereto cancel and supersede any existing agreement or other arrangement between the Company and the Contractor, other than any prior agreements for the purchase of securities in the Company.

7.3.	Amendment or Waiver.

	7.3.1.	This Agreement may not be amended unless such amendment is agreed to in writing and signed by the Contractor and an authorized officer of the Company.

7.3.2.

No waiver by either party hereto of any breach by the other party hereto of any condition or provision contained in this Agreement to be performed by such other party will be deemed a waiver of any similar or dissimilar condition or provision. Any waiver must be in writing and signed by the Contractor or an authorized officer of the Company, as the case may be.

7.4.

Compliance with Policies and Laws. The Contractor and Hicks will abide by all the Company’s policies and procedures, including without limitation, the Company’s code of conduct. In addition, the Contractor and Hicks will abide by all laws applicable to the Company, in each jurisdiction that the Company does business, including without limitation applicable securities laws, rules and regulations and the rules of any stock exchange or market upon which the Common Shares are listed or quoted.

7.5.

Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the Province of British Columbia applicable therein, and will be treated in all respects as a British Columbia contract. The parties irrevocably attorn to the exclusive jurisdiction of the courts of British Columbia with respect to any legal proceedings arising under this Agreement.

7.6.

Dispute Resolution. Any dispute or controversy occurring between the parties hereto relating to the interpretation or implementation of any of the provisions of this Agreement will be resolved by arbitration. Such arbitration will be conducted by a single arbitrator appointed by agreement between the parties, or, in default of agreement, such arbitrator will be appointed in accordance with the provisions of the Commercial Arbitration Act of British Columbia or any re-enactment or amendment thereof. Any arbitration will be held in the City of Vancouver. The rules of procedure to be followed will be the domestic rules of procedure of the British Columbia International Commercial Arbitration Centre then in force. The decision arrived at by the arbitrator will be final and binding and no appeal will lie therefrom.

7.7.

Notices. Any notice in writing required or permitted to be given hereunder must be given by registered mail, postage prepaid, mailed in British Columbia to the following addresses, or may be delivered by courier or personally.

	7.7.1.	in the case of the Company:

ARGENTEX MINING CORPORATION
602 - 1112 West Pender Street Vancouver, B.C. V6E 2S1 Fax: 604.568.1540

	7.7.2.	in the case of the Contractor and/or Hicks:

FRONTERA GEOLOGICAL SERVICES LTD. or KEN HICKS
1234 Doran Road North Vancouver
British Columbia Canada V7K 1M7

Any notice delivered by courier or personally is effective on the actual date of delivery. Any notice delivered by mail as aforesaid is deemed to have been received by the person to whom it is addressed on the 4th business day after and excluding the date of mailing. Either party may change its address for giving of notices hereunder by notice in writing to the other party.

7.8.

Independent Legal Advice. The Company has obtained legal advice concerning this Agreement and has requested that the Contractor and Hicks both obtain independent legal advice with respect to this Agreement. The Contractor hereby represent and warrants to the Company that both the Contractor and Hicks have been advised to obtain independent legal advice, and that, prior to the execution of this Agreement, they have obtained independent legal advice or have, in their discretion, knowingly and willingly elected not to do so

7.9.

Severability. If any provision contained herein is determined to be void or unenforceable for any reason, in whole or in part, it will not be deemed to affect or impair the validity of any other provision contained herein and the remaining provisions will remain in full force and effect to the fullest extent permissible by law.

7.10.	Currency. Except as expressly provided in this Agreement, all amounts in this Agreement are stated and will be paid in Canadian currency.

7.11.

Further Assurances. Each of the Contractor and the Company will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, documents and things as the Contractor or the Company may reasonably require for the purposes of giving effect to this Agreement.

7.12.	Counterparts/Facsimile Execution. This Agreement may be executed in several counterparts and each counterpart will together constitute one original document.

7.13.	Parties’ Acknowledgement. The parties hereto hereby acknowledge that:

	7.13.1.	sufficient time was provided to review this Agreement thoroughly;

	7.13.2.	the terms of this Agreement and the obligations hereunder have been read and are understood; and

	7.13.3.	a copy of this Agreement has been received by each of the parties.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

ARGENTEX MINING CORPORATION

Per:	/s/ Jenna Hardy
Authorized Signatory

FRONTERA GEOLOGICAL SERVICES LTD.

Per:	/s/ Ken Hicks
Ken Hicks, President

KEN HICKS joins in this Agreement in order to confirm his agreement with, and his joinder in, the covenants and representations and warranties made by him in the foregoing Agreement, all as of the Consulting Effective Date (as defined in the Agreement).

SIGNED, SEALED and DELIVERED by	)
KEN HICKS in the presence of:	)
)
)
Signature	)
	)	/s/ Ken Hicks
Print Name	)	KEN HICKS
)
Address	)
)
)
)
Occupation	)

Schedule A – List of Duties and Responsibilities

Without limiting the general services to be provided by the President, the President shall provide the following specific services:

1          provide and administer good corporate governance and governance practices, under the supervision of the Company’s Board of Directors, for the benefit of the Company and in accordance with all regulatory requirements;

2.           provide overall direction, leadership and vision to the Company in all technical and operational aspects, including acting as the Company’s Qualified Person for technical disclosure;

3.           supervise the operation of the various Company projects, as approved by the Board, and in coordination with the Executive VP Corporate Development, seek out, evaluate and, where practicable, negotiate new business opportunities for the Company;

4.           ensure the accurate and timely reporting of all material changes in the affairs of the Company and the material facts related to the Company, in accordance with applicable securities legislation and regulations, and administer and assist with relations with all regulatory agencies, relations with the Company’s auditors, relations with the Company’s legal services and the Company’s public and investor relations programs, in effect being responsible for all aspects related to disclosure controls and procedures, preparation and filing of periodic reports and material change reports;

5.           help provide overall direction and supervision of the Company’s technical work programs, including reporting on the results thereof to the Board of Directors, and to the public in accordance with applicable securities legislation;

6.           administer and assist in the coordination of all Company development programs including all technical operations and in the coordination of the services and resources that are necessarily incidental thereto;

7.           in coordination with the Executive VP Corporate Development, administer and assist with relations with all regulatory agencies, relations with the Company’s auditors, relations with the Company’s legal services and the Company’s public and investor relations programs;

8.           in consultation with the Executive VP Corporate Development supervise hiring of the competent personnel and consultants required for the technical aspects of the operation of the Company’s business and manage the efficient performance of personnel;

9.           administer and assist with all other Company support services and perform such other activities as are necessary or incidental to the Officer’s position; and

10.          conduct or carry out other duties, responsibilities and special projects as directed by the Company's Board of Directors.

REPORTS TO: Board of Directors

Schedule B – Form of Indemnity

INDEMNIFICATION AGREEMENT

          THIS AGREEMENT (“Agreement”) made and entered into as of the ___ day of _______, 20___ to be effective as of that date by and between Argentex Mining Corporation, a Delaware corporation (the “Company”), Frontera Geological Services Ltd. and Ken Hicks (hereafter, jointly and severally, the “Indemnitee”).

RECITALS:

          WHEREAS, highly competent persons have become more reluctant to serve publicly-held corporations as directors or officers, or in other capacities, unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to, and activities on behalf of, the corporation; this is because such persons in service to corporations are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, claims that traditionally would have been brought only against the corporation or business enterprise itself; and

          WHEREAS, the Board of Directors of the Company (the “Board”) has determined that, to attract and retain qualified individuals, the Company will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company and its subsidiaries from certain liabilities; and

          WHEREAS, the Board has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company’s stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future; and

          WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified; and

           WHEREAS, this Agreement is separate from and in addition to the Bylaws of the Company and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder; and

          WHEREAS, each of Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) and the Bylaws of the Company is nonexclusive, and therefore contemplates that contracts may be entered into with respect to indemnification of directors, officers, employees and agents; and

          WHEREAS, Indemnitee is willing to serve for or on behalf of the Company on the condition that Indemnitee be so indemnified;

          NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee hereby covenant and agree as follows:

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          1.      Services by Indemnitee. Indemnitee agrees to continue to serve as a director, officer, employee or agent of the Company, provided that Indemnitee may at any time and for any reason resign from such position and the Company will have no obligation under this Agreement to continue Indemnitee in such position (subject, in the case of any resignation by Indemnitee or termination by the Company, to any rights and obligations they may have under contracts other than this Agreement or under applicable law). This Agreement may not be deemed an employment contract between the Company (or any of its subsidiaries) and Indemnitee. This Agreement will continue in force after Indemnitee has ceased to serve as a director, officer, employee or agent of the Company.

          2.      Indemnification-General. The Company will indemnify, and advance Expenses (as hereinafter defined) to, Indemnitee (i) as provided in this Agreement, and (ii) to the fullest extent permitted by applicable law in effect on the date hereof and as amended from time to time (but in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than were permitted prior to the amendment). The rights of Indemnitee provided under the preceding sentence include, but is not limited to, the rights set forth in the other Sections of this Agreement.

          3.      Proceedings Other Than Proceedings by or in the Right of the Company. The Company will indemnify Indemnitee under this Section 3 if, by reason of Indemnitee’s Corporate Status (as hereinafter defined) or by reason of any act done or not done by Indemnitee by reason of or on account of Indemnitee’s Corporate Status, Indemnitee is, or is threatened to be made, a party to or a participant in any threatened, pending, or completed Proceeding (as hereinafter defined), other than a Proceeding by or in the right of the Company. Pursuant to this Section 3, the Company will indemnify Indemnitee against all Expenses, judgments, penalties, fines, liabilities and amounts paid in settlement actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in Good Faith.

          4.      Proceedings by or in the Right of the Company. The Company will indemnify Indemnitee under this Section 4 if, by reason of Indemnitee’s Corporate Status or by reason of any act done or not done by Indemnitee by reason of or on account of Indemnitee’s Corporate Status, Indemnitee is, or is threatened to be made, a party to or a participant in any threatened, pending or completed Proceeding brought by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 4, the Company will indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding if Indemnitee acted in Good Faith; provided that if applicable law so provides, no indemnification against such Expenses may be made in respect of any claim, issue or matter in such Proceeding for which Indemnitee is adjudged to be liable to the Company, unless and to the extent that the court in which such Proceeding has been brought or is pending, determines that Indemnitee is entitled to such indemnification.

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          5.      Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of Indemnitee’s Corporate Status or by reason of any act done or not done by Indemnitee by reason of or on account of Indemnitee’s Corporate Status, a party to (or a participant in) and is successful, on the merits or otherwise, in any Proceeding (including dismissal without prejudice), the Company will indemnify Indemnitee, to the maximum extent permitted by law, against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company will indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, will be deemed to be a successful result as to such claim, issue or matter.

          6.      Indemnification for Other Expenses. Notwithstanding any other provision of this Agreement, the Company will indemnify Indemnitee against all Expenses actually and reasonably incurred or suffered by Indemnitee or on Indemnitee’s behalf if Indemnitee is, by reason of Indemnitee’s Corporate Status, a witness or otherwise involved in any manner in any threatened, pending or completed Proceeding to which Indemnitee neither is, nor is threatened to be made, a party; provided that Indemnitee may not otherwise be compensated or reimbursed for the value of Indemnitee's time spent as such unless (i) Indemnitee no longer serves as an officer, director, employee or agent of the Company and (ii) Indemnitee has spent more than ten business days as a witness or other non-party participant in such Proceeding by reason of Indemnitee’s prior Corporate Status. If Indemnitee is, or is threatened to be made, a party to such Proceeding, then the provisions of Section 3, 4 or 5, as appropriate, will apply in accordance with the terms thereof.

          7.      Advancement of Expenses. Notwithstanding any provision of this Agreement to the contrary, the Company will advance all reasonable Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding referred to in Section 3, 4, 5 or 6 within ten days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements must reasonably evidence the Expenses incurred by Indemnitee. Indemnitee hereby undertakes to repay any Expenses advanced if it is ultimately determined by final judgment of a court of competent jurisdiction that Indemnitee is not entitled to be indemnified against such Expenses. Any advances and undertakings to repay pursuant to this Section 7 will be unsecured and interest free. Advances will include any and all reasonable Expenses incurred by Indemnitee pursuing an action to enforce this Agreement, including Indemnitee’s right of advancement, and Expenses incurred in preparing and forwarding statements to the Company to support the advances claimed.

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          8.      Procedure for Determination of Entitlement to Indemnification.

          (a)      To obtain indemnification under this Agreement, Indemnitee must submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to such indemnification. The Secretary of the Company will, promptly upon receipt of such a request for indemnification, advise the Board in writing that Indemnitee has requested indemnification.

          (b)      The person, persons or entity (the “Reviewing Party”) who will determine whether Indemnitee is entitled to indemnification in the first instance will be (i) the Board, acting by a majority vote of Disinterested Directors (as hereinafter defined), whether or not such majority constitutes a quorum of the Board, (ii) a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, whether or not such majority constitutes a quorum, (iii) if a majority vote of Disinterested Directors so orders, a written opinion of Independent Counsel (as hereinafter defined) or (iv) if there are no Disinterested Directors, or if Indemnitee so directs in writing at the time a request for indemnification is made, a written opinion of Independent Counsel. Promptly after making the determination the Reviewing Party will render its written opinion to the Company and Indemnitee as to whether and to what extent Indemnitee should be permitted to be indemnified under this Agreement. If the Reviewing Party determines that Indemnitee is entitled to indemnification, the Company will make payment within ten days after such determination. Indemnitee must cooperate with the Reviewing Party with respect to Indemnitee’s entitlement to indemnification, including providing to the Reviewing Party upon reasonable advance request any documentation or information that is not privileged or otherwise protected from disclosure and that is reasonably available to Indemnitee and reasonably necessary to such determination. The Company will pay all reasonable costs or expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the Reviewing Party (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

          (c)      If the Disinterested Directors or Indemnitee directs that an Independent Counsel be appointed, the Board will select the Independent Counsel, and promptly following such selection the Company will give written notice to Indemnitee advising Indemnitee of the identity of the Independent Counsel so selected. Within ten days after such written notice of selection has been given, Indemnitee may deliver to the Company a written objection to such selection; provided that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 18, and the objection must set forth with particularity the factual basis for such assertion. Absent a proper and timely objection, the person so selected will act as Independent Counsel. If such written objection is so made, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If within 45 days after submission by Indemnitee of a written request for indemnification pursuant to

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Section 8(a) that directs the Board to appoint an Independent Counsel no Independent Counsel has been selected and not objected to, either the Company or Indemnitee may petition a court of competent jurisdiction for the appointment of such person or entity as Independent Counsel as the court may designate, and the person with respect to whom all objections are so resolved or the person so appointed by the court will then act as Independent Counsel under this Agreement. Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 10(a), the Independent Counsel will be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

          9.      Presumptions; Reliance and Effect of Certain Proceedings.

          (a)      In making a determination with respect to entitlement to indemnification hereunder, the Reviewing Party will presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 8(a), and the Company will have the burden of proof to overcome that presumption by clear and convincing evidence in connection with the making by any person, persons or firm of any determination contrary to that presumption. Neither the failure of the Reviewing Party to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor any determination thereby that Indemnitee has not met such applicable standard of conduct, will be a defense or admissible as evidence in any action for any purpose or create a presumption that Indemnitee has not acted in Good Faith or met any other applicable standard of conduct.

          (b)      If the Reviewing Party does not make a determination within 60 days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification will be deemed to have been made and Indemnitee will be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided that such 60-day period may be extended for a reasonable time, not to exceed an additional 30 days, if the Reviewing Party in good faith requests in writing such additional time for the obtaining or evaluating of documentation and/or information relating thereto.

          (c)      The termination of any Proceeding or of any claim, issue or matter therein , by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere or its equivalent, will not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that (i) Indemnitee did not act in Good Faith or failed to meet any other applicable standard of conduct, or (ii) a court has determined that indemnification is not permitted under applicable law.

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          (d)      The knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Enterprise will not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

          10.      Remedies of Indemnitee.

          (a)      If (i) a determination is made pursuant to Section 8 that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 7, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 8(b) within 90 days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to Section 5, Section 6, the last sentence of Section 8(b) or the last sentence of Section 18(j) within ten days after receipt by the Company of a written request therefor, or (v) payment of indemnification pursuant to Section 3 or Section 4 is not made within ten days after a determination has been made that Indemnitee is entitled to indemnification, Indemnitee shall be entitled to an adjudication by a court of competent jurisdiction of Indemnitee’s entitlement to such indemnification or advancement of Expenses. Alternatively, Indemnitee, at Indemnitee’s option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within 180 days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 10(a); provided that the foregoing clause shall not apply in respect of a proceeding brought by Indemnitee to enforce Indemnitee’s rights under Section 5. The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.

          (b)      If a determination shall have been made pursuant to Section 8(b) that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 10 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination.

          (c)      If a determination shall have been made pursuant to Section 8(b) that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 10, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statements not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

          (d)      If Indemnitee, pursuant to this Section 10, seeks a judicial adjudication of or an award in arbitration to enforce Indemnitee’s rights under, or to recover damages for breach of, this Agreement, Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all expenses (of the types described in the definition of Expenses in Section 18 of this Agreement) actually and reasonably incurred by Indemnitee in such judicial adjudication or arbitration unless it shall be finally determined by the court or arbitrator before which such claim was brought that it was brought in bad

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faith. Even if it shall be determined in such judicial adjudication or arbitration that Indemnitee is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be paid in full.

          (e)      The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 10 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and hereby stipulates, and shall so stipulate in any such court or before any such arbitrator, that the Company is bound by all the provisions of this Agreement.

          11.      Notification and Defense of Proceeding.

          (a)      Indemnitee shall promptly notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter that may be subject to indemnification or advancement of Expenses pursuant to this Agreement, but subject to the last sentence of Section 11(c), the omission so to notify the Company will not relieve it from any liability that it may have to Indemnitee.

          (b)      In the event Indemnitee notifies the Company of the commencement of a Proceeding, the Company will be entitled to participate in the Proceeding at its own expense, and except as otherwise provided below, if the Company so wishes, it may assume the defense thereof with counsel reasonably satisfactory to Indemnitee. After notice from the Company to Indemnitee of its election to assume the defense of any Proceeding, the Company will not be liable to Indemnitee under this Agreement or otherwise for any Expenses subsequently incurred by Indemnitee in connection with the defense of such Proceeding other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to retain Indemnitee’s own counsel in such Proceeding, but Indemnitee shall be obligated to pay all Expenses related thereto incurred by Indemnitee after notice from the Company of its assumption of the defense unless: (i) the retention of counsel by Indemnitee has been authorized by the Company, (ii) Indemnitee has reasonably determined, based upon a written opinion of Indemnitee’s counsel, that there is a substantial possibility that a conflict of interest will arise between Indemnitee and the Company in the defense of the Proceeding, (iii) after a Change of Control (as hereinafter defined), the retention of counsel by Indemnitee has been approved by an Independent Counsel, or (iv) the Company shall not within 60 calendar days have retained counsel reasonably satisfactory to Indemnitee to assume the defense of such Proceeding, in each of which cases all Expenses incurred by Indemnitee in connection with such Proceeding shall be borne by the Company. In the event separate counsel is retained by Indemnitee pursuant to this Section 11(b), the Company shall cooperate with Indemnitee with respect to the defense of the Proceeding, including making documents, witnesses and other reasonable information related to the defense available to Indemnitee and such separate counsel pursuant to joint-defense agreements or confidentiality agreements, as appropriate. Notwithstanding any provision herein to the contrary, the Company shall not be entitled to assume the defense of any Proceeding brought by or on

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behalf of the Company or as to which Indemnitee shall have made the determination provided for in (ii) above.

          (c)      The Company shall not be liable to indemnify Indemnitee under this Agreement or otherwise for any amounts paid in settlement of any Proceeding effected without the Company’s prior written consent; provided that if a Change of Control has occurred, the Company shall be liable for indemnification of Indemnitee for amounts paid in settlement if an Independent Counsel has approved the settlement. The Company shall not settle any Proceeding in any manner that would impose any penalty, liability or limitation on Indemnitee without Indemnitee’s prior written consent; provided that the Company shall not be required to obtain the consent of Indemnitee to the settlement of any Proceeding the Company has undertaken to defend if the settlement grants Indemnitee a complete and unqualified release in respect of the potential liability. The Company shall not be liable for any amount paid by Indemnitee in settlement of any Proceeding that is not defended by the Company unless the Company has consented to such settlement. Neither the Company nor Indemnitee will unreasonably withhold, condition or delay their consent to any proposed settlement. The Company shall have no obligation to indemnify Indemnitee under this Agreement with regard to any judicial award issued in a Proceeding, or any related Expenses of Indemnitee, if the Company was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such Proceeding, except to the extent the Company was not materially prejudiced thereby.

          12.      Nonexclusivity; Insurance; Subrogation.

          (a)      The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Company’s Articles of Incorporation, the Company’s Bylaws, any other agreement, any vote of stockholders, any resolution of the Board, or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in Indemnitee’s Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in the DGCL, or the manner in which the DGCL is judicially construed, permits greater indemnification or advancement of Expenses than would be afforded currently under the Company’s Articles of Incorporation, Bylaws and this Agreement, it is the agreement and intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

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          (b)      The Company shall use reasonable best efforts to provide directors’ and officers’ liability insurance coverage for the benefit of Indemnitee and Indemnitee's estate at all times while Indemnitee continues to serve as a director or an officer of the Company on the same terms and in the same amount as the Company then provides for its other directors and officers. Upon the termination of Indemnitee’s service as a director or officer of the Company and for a period thereafter equal to the shorter of (i) six years or (ii) the expiration of the applicable statute of limitations (the “Post-Termination Coverage Period”), the Company will use reasonable best efforts to maintain directors’ and officers’ liability insurance coverage for its directors and officers in a manner that will continue to provide coverage for Indemnitee’s acts and omissions during Indemnitee's service as a director or officer of the Company. Notwithstanding the foregoing sentences of this Section 12(b), from and after the occurrence of a Change of Control, the Company shall be obligated to use best efforts to maintain directors’ and officers’ liability insurance coverage while Indemnitee continues to serve as a director or an executive officer of the Company and during the Post-Termination Coverage Period on terms and in amounts substantially similar to those maintained by the Company immediately prior to the Change of Control.

          (c)      In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and take all actions necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

          (d)      The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable (or for which advancement is provided hereunder) hereunder if and to the extent that Indemnitee has already received payment of such amounts under any insurance policy, contract, agreement or otherwise.

          (e)      The Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee due to the fact that Indemnitee is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount Indemnitee has already received as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

          13.      Duration of Agreement. This Agreement shall continue until and terminate upon the later of: (i) the expiration of the applicable limitations periods as to all possible claims in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder upon commencement of a related Proceeding, or (ii) the final termination of any Proceeding then pending in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Section 10 relating thereto. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of Indemnitee and Indemnitee’s heirs, executors and administrators.

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          14.      Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law, (ii) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto, and (iii) to the fullest extent possible, the provisions of this Agreement (including without limitation each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

          15.      Exception to Right of Indemnification or Advancement of Expenses. Notwithstanding any other provision of this Agreement, but subject to Section 10, Indemnitee shall not be entitled to indemnification or advancement of Expenses under this Agreement with respect to any Proceeding brought by Indemnitee, or any claim therein, unless the bringing of such Proceeding or making of such claim shall have been approved by the Board.

          16.      Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

          17.      Headings. The headings of the Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

          18.      Definitions. For purposes of this Agreement:

          (a)      “Affiliate” means with respect to any person or entity, any other person or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such person or entity.

          (b)      “Board” shall have the meaning given such term in the recitals at the beginning of this Agreement.

          (c)      “Change of Control” shall mean the occurrence of any of the following events:

          (i)      the acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) of beneficial ownership of 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided that any acquisition by the Company or any of its subsidiaries, or any corporation with respect to

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which following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the common stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be, shall not constitute a Change of Control;

          (ii)     individuals, who, as of the date of the execution of this Agreement, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

          (iii)      approval by the stockholders of the Company of a reorganization, merger or consolidation of the Company and the satisfaction of all conditions precedent to the transaction, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.

     (d)      “Corporate Status” describes the status of a person who is or was a director, officer, employee, agent or fiduciary of an Enterprise.

     (e)      “Disinterested Director” means a member of the Board who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

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          (f)      “Enterprise” shall mean the Company and any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other entity, enterprise or association of which Indemnitee is or was serving at the request of the Company as a director, manager, officer, employee, agent or fiduciary.

          (g)     “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, fees of witnesses other than Indemnitee, travel and lodging expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other reasonable disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding, including, subject to the advancement provisions of Section 7 hereof, a Proceeding brought by Indemnitee to enforce this Agreement. Expenses also shall include expenses reasonably incurred in connection with any appeal resulting from any Proceeding, including without limitation, any premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent.

          (h)      “Good Faith” shall mean Indemnitee having acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal Proceeding, having had reasonable cause to believe Indemnitee’s conduct was lawful. For purposes of any determination of Good Faith, Indemnitee shall be deemed to have acted in Good Faith if Indemnitee’s action is based on the records or books of account of the Enterprise, including financial statements, or on information supplied to Indemnitee by a committee of the Board upon which Indemnitee does not serve as to matters within its designated authority, or the officers, agents or employees of the Enterprise in the course of their duties, or on the advice of legal counsel for the Enterprise or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser, financial advisor or other expert or professional selected with reasonable care by the Enterprise. The provisions of this Section 18(i) shall not be deemed to be exclusive or to limit in any way the other circumstances in which Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.

          (i)      “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company or any Affiliate thereof or Indemnitee (other than with respect to matters concerning Indemnitee’s rights under this Agreement, or the rights of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company shall promptly pay the reasonable fees and expenses of the Independent Counsel referred to above and shall fully indemnify such counsel against any and all

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Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

          (j)      “DGCL” shall have the meaning given such term in the recitals at the beginning of this Agreement.

          (k)      "Post-Termination Coverage Period" shall have the meaning given in Section 12(b) hereof.

          (l)     “Proceeding” includes any claim seeking money or other relief, however made or presented, as well as any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative, in which Indemnitee was, is or will be involved as a party or otherwise, by reason of the fact that Indemnitee is or was a director or officer of the Company, by reason of any action taken by Indemnitee or of any inaction on Indemnitee’s part while acting in a Corporate Status, or by reason of the fact that Indemnitee is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, in each case whether or not Indemnitee is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification or advancement of expenses can be provided under this Agreement.

          (m)      “Reviewing Party” shall have the meaning given such term in Section 8(b).

          (n)      References to “other enterprise” shall include employee benefit plans; references to “fines” shall include any excise tax assessed with respect to any employee benefit plan; references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of an Enterprise that imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, as participants or beneficiaries; and an Indemnitee who acted in good faith and in a manner Indemnitee reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in Good Faith.

          19.      Enforcement.

          (a)     The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve or continue to serve in a Corporate Status as requested by the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving in a Corporate Status.

          (b)      This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

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          (c)      The right to be indemnified or to receive advancement of Expenses under this Agreement (i) is a contract right based upon good and valuable consideration, pursuant to which Indemnitee may sue, (ii) is and is intended to be retroactive to the date Indemnitee assumed a Corporate Status and shall be available as to events occurring prior to the date of this Agreement, and (iii) shall continue after any rescission or restrictive modification of this Agreement as to events occurring prior thereto.

          20.      Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

          21.      Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom the notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

(a)      If to Indemnitee, to:

          FRONTERA GEOLOGICAL SERVICES LTD. or Ken Hicks
          1234 Doran Road
          North Vancouver
          British Columbia Canada V7K 1M7

(b)      If to the Company, to:

          ARGENTEX MINING CORPORATION
          602 – 1112 West Pender Street
          Vancouver, B.C. V6E 2S1
          Fax: 604.568.1540

or to such other address as may have been furnished to the Company by Indemnitee or to Indemnitee by the Company, as the case may be.

          22.      Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving rise to such Proceeding, and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

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          23.      Governing Law. This Agreement and the legal relations between the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. The parties irrevocably attorn to the exclusive jurisdiction of the courts of the State of Delaware with respect to any legal proceedings arising here from.

          24.      Miscellaneous. All references in this Agreement to Sections shall be deemed to be references to Sections of this Agreement unless the context indicates otherwise.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ARGENTEX MINING CORPORATION

By:
Name:
Title:

FRONTERA GEOLOGICAL SERVICES LTD.

By:
Name:
Title:

__________________________________________________
KEN HICKS